Exhibit 99.2

Gary Thompson – Media Caesars Entertainment Corporation (702) 407-6529	Joyce Thomas Caesars Acquisition Company (702) 880-4707

Jennifer Chen – Investors

Caesars Entertainment Corporation

(702) 407-6407

Caesars Entertainment and Caesars Acquisition Company Complete Sale of Harrah’s New Orleans to

Caesars Growth Partners

LAS VEGAS, May 20, 2014 – Caesars Entertainment Corporation (NASDAQ: CZR) and Caesars Acquisition Company (NASDAQ: CACQ) today announced the closing of the previously announced sale of Harrah’s New Orleans from Caesars Entertainment Operating Company, Inc. to Caesars Growth Partners after receiving approval from the Louisiana Gaming Control Board on May 19.

In conjunction with the closing, Caesars Growth Partners refinanced the loan secured in connection with the purchase of the three Las Vegas properties with a $2 billion financing, which includes the refinancing of $476.9 million of debt outstanding for Planet Hollywood.

Harrah’s New Orleans remains part of the Total Rewards network. There will be no change in day-to-day operations as a result of the transaction.

About Caesars Entertainment

Caesars Entertainment Corporation is the world’s most geographically diversified casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. We are committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

About Caesars Growth Partners

Caesars Growth Partners is a casino asset and entertainment company focused on acquiring and developing a portfolio of high-growth operating assets and equity and debt investments in the gaming and interactive entertainment industries. Through its two businesses-Interactive Entertainment and Casino Properties and Developments-Caesars Growth Partners will focus on acquiring or developing assets with strong value creation potential and leveraging interactive technology with its well-known online and mobile game portfolio and leading brands. Assets include Caesars Interactive Entertainment (with its social and mobile games, the World Series of Poker and regulated online real money gaming businesses), Planet Hollywood, Bally’s Las Vegas, The Cromwell, The Quad Resort & Casino and Horseshoe Baltimore (currently being developed by a joint venture). Through its relationship with Caesars Entertainment, Caesars Growth Partners has the ability to access Caesars Entertainment’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. For more information, please visit www.caesarsacquisitioncompany.com.

About Caesars Acquisition Company

Caesars Acquisition Company (NASDAQ: CACQ) was formed to make an equity investment in Caesars Growth Partners, LLC , a joint venture between CAC and Caesars Entertainment Corporation (NASDAQ: CZR), the world’s most diversified casino entertainment provider and the most geographically diverse U.S. casino-entertainment company. CAC is Growth Partners’ managing member and sole holder of all of its outstanding voting units. For more information, please visit www.caesarsacquisitioncompany.com.